Exhibit 3.1

AMENDMENT TO

AMENDED & RESTATED BY-LAWS OF

QUALITY DISTRIBUTION, INC.

December 19, 2012

The undersigned, being the Secretary of Quality Distribution, Inc., a corporation organized and existing under and by virtue of the laws of the State of Florida (the “Corporation”), hereby certifies the Amendment to the Amended & Restated By-Laws (the “By-Laws”) of the Corporation as follows:

RECITAL

WHEREAS, the Board of Directors (the “Board”) determined that the By-Laws of the Company should be amended to permit the Board to determine by resolution the number of directors that the entire Board comprises.

AMENDMENT

THEREFORE, the Board, acting pursuant to Section 607.1020 of the Florida Business Corporation Act (the “FBCA”) and Article XIV of the By-Laws, acting at duly called meeting thereof on the date first written above, amended Article III, Section B of the By-Laws, to delete all existing text and replace it in its entirety with the following:

SECTION B. NUMBER, TENURE AND QUALIFICATIONS. The number of directors of the corporation shall be not fewer than one (1) nor more than thirteen (13) as may be designated from time to time by resolution adopted by a majority of the remaining directors, even if less than a quorum. Each director shall hold office until the next annual meeting of shareholders and until such director’s successor shall have been duly elected and shall have qualified, unless such director sooner dies, resigns or is removed by the shareholders at any annual or special meeting. It shall not be necessary for directors to be shareholders. All directors shall be natural persons who are 18 years of age or older.

The effective date of this Amendment is the date first written above.

Henceforth all references in the By-laws to the term “by-laws” shall be deemed to refer to the By-laws as amended by this Amendment. This Amendment supplements and is hereby made a part of the By-laws, and the By-laws and this Amendment shall, from and after the date hereof, be read together and shall constitute the By-laws of the Corporation within the meaning of the FBCA.

IN WITNESS WHEREOF, the undersigned hereby certifies the due adoption of this Amendment to the Amended & Restated By-Law of the Corporation in his capacity as Secretary of the Corporation.

/s/ John T. Wilson
John T. Wilson
Secretary